Execution Copy

WARRANT AGENCY AGREEMENT

ASIA TIME CORPORATION

600,000 WARRANTS EXPIRING 2010

November 13, 2007

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THIS WARRANT AGENCY AGREEMENT (this “Agreement”) is made on November 13, 2007.

BY AND AMONG:

(1)	ASIA TIME CORPORATION (the “Company”);

(2)	THE BANK OF NEW YORK, as registrar (the “Registrar”); and

(3)	THE BANK OF NEW YORK, LONDON BRANCH, as agent (the “Agent”).

WHEREAS:

(A)	The Company proposes to issue certain warrants (the “Warrants”) as set out in the Warrant Instrument (defined below).

(B)
The Company, incorporated in the State of Delaware, has authorised the issue of the Warrants and the right of conversion into Shares upon exercise of the Warrants by a resolution of the board of directors of the Company dated November 9, 2007.

(C)
The Warrants will be in registered form. The Warrants will be represented by a global certificate (the “Global Warrant Certificate”), which will be exchangeable for individual note certificates (“Individual Warrant Certificates” and, together with the Global Warrant Certificate, “Warrant Certificates”) in the circumstances specified therein.

(D)	The Company, the Registrar, and the Agent wish to record certain arrangements which they have made in relation to the Warrants.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following expressions have the following meanings:

“Agent” means the Agent at its Specified Office appointed pursuant to this Agreement and/or, if applicable, any successor agent at its respective Specified Office appointed from time to time in accordance with Clause 11 (Changes in Agent) and any of its respective Successors;

“Business Day” means any day on which banks are open for general business (including dealings in foreign currencies) in New York and in the city where the Specified Office of the Agent is located;

“Clearing Systems” means Euroclear and Clearstream;

“Clearstream” means Clearstream Banking, société anonyme;

“Common Depositary” means The Bank of New York, in its capacity as common depositary for Euroclear and Clearstream;

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“Conditions” means the terms and conditions of the Warrants (as set out in the Warrant Instrument and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System;

“Exercise Date” has the meaning given in the Warrant Instrument;

“Holder” of a Warrant means the person in whose name such Warrant is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and “Warrantholder” shall be construed accordingly;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Majority Warrantholders” has the meaning given in the Warrant Instrument;

“Registrar” means the Registrar at its Specified Office appointed pursuant to this Agreement and/or, if applicable, any successor registrar at its respective Specified Office appointed from time to time in accordance with Clause 11 (Changes in Agent) and any of its respective Successors;

“Register” means the register maintained by the Registrar at its Specified Office;

“Regulations” means the regulations concerning the transfer of Warrants as the same may from time to time be agreed by the Company and the Registrar (the initial such regulations being set out in the Schedule 1);

“Specified Office” means, in relation to the Agent or the Registrar:

(a)	the office specified against its name in the Schedule 2; or

(b)	such other office as such Agent or Registrar may specify in accordance with Clause 11.8 (Changes in Specified Offices);

“Subscription Price” has the meaning given in the Warrant Instrument;

“Subscription Rights” has the meaning given in the Warrant Instrument;

“Successor” means, in relation to any person, an assignee or successor in title of such person who, under the law of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such person under this Agreement or to which under such laws the same have been transferred;

“Warrant Share” has the meaning given in the Warrant Instrument; and

“Warrant Instrument” means the Instrument between the Company and ABN AMRO Bank, N.V. as subscriber, of even date herewith.

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1.2	Clauses and Schedules

Any reference in this Agreement to a Clause or a sub-clause or a Schedule is, unless otherwise stated, to a clause or a sub-clause hereof or a schedule hereto.

1.3	Principal and Interest

In this Agreement, any reference to principal or interest includes any additional amounts payable in relation thereto under the Conditions.

1.4	Terms defined in the Conditions and the Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Warrant Instrument, the Conditions and the Trust Deed.

1.5	Statutes

Any reference in this Agreement to a statute, any provision thereof or to any statutory instrument, order or regulation made thereunder shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.7	Singular and Plural

Words denoting the singular shall include the plural and vice versa.

1.8	Amended Documents

Save where the contrary is indicated, any reference in this Agreement to any agreement or other document shall be construed as a reference to such agreement or other document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

2.	APPOINTMENT OF THE AGENT

2.1	Appointment

The Company appoints the Agent and the Registrar as its agent and registrar in relation to the Warrants for the purposes specified in this Agreement acting through their respective Specified Offices. The Agent and the Registrar shall act solely as agent and registrar of the Company and need have no concern for the interest of the Warrantholders.

2.2	Acceptance of Appointment

The Agent and the Registrar accept their appointments as agent and registrar, respectively, of the Company in relation to the Warrants and agree to comply with, and shall only be obliged to perform the duties expressed to be required by, this Agreement. The obligations of the Agent and the Registrar are several and not joint.

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3.	THE WARRANTS; AUTHENTICATION

3.1	The Global Warrant Certificate

On the Closing Date: (a) the Company shall deliver the Global Warrant Certificate to the Registrar for authentication; and (b) the Registrar shall deliver the authenticated Global Warrant Certificate to a common depositary for the Clearing Systems.

3.2	Availability of Individual Warrant Certificates

If the Company is required to deliver Individual Warrant Certificates pursuant to the terms of the Global Warrant Certificate, the Company shall promptly arrange for a stock of Individual Warrant Certificates (unauthenticated and with the names of the registered Holders left blank but executed on behalf of the Company and otherwise complete) to be made available to the Registrar. The Company shall also arrange for such Global Warrant Certificates and Individual Warrant Certificates as are required to enable the Registrar and the Agent to perform their respective obligations under Clause 4 (Exchanges of Global Warrant Certificate for Individual Warrant Certificates), Clause 5 (Transfers of Warrants) and Clause 6 (Replacement Warrant Certificates) to be made available to or to the order of the Registrar and the Agent from time to time.

3.3	Authority to Authenticate

The Registrar is authorised by the Company to authenticate the Global Warrant Certificate and the Individual Warrant Certificates (if any) by the signature of any of its officers or any other person duly authorised for the purpose by the Registrar.

3.4	Duties of the Registrar and the Agent

Each of the Registrar and the Agent shall hold in safe custody all unauthenticated Global Warrant Certificates and Individual Warrant Certificates delivered to it in accordance with Clause 3.2 (Availability of Individual Warrant Certificates) and shall ensure that they are authenticated and delivered only in accordance with the terms hereof, of the Global Warrant Certificate (if applicable) and of the Conditions. Without limitation of the foregoing, each of the Registrar and Agent hereby accept their responsibilities under the Warrant Instrument.

4.	EXCHANGES OF GLOBAL WARRANT CERTIFICATE FOR INDIVIDUAL WARRANT CERTIFICATES

If the Global Warrant Certificate becomes exchangeable for Individual Warrant Certificates in accordance with its terms, the Registrar shall authenticate and deliver to each person designated by a Clearing System, an Individual Warrant Certificate in accordance with the terms of this Agreement and the Global Warrant Certificate.

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5.	TRANSFERS OF WARRANTS

5.1	Maintenance of the Register

The Registrar shall maintain outside the United Kingdom a register (the “Register”) in respect of the Warrants, which shall be kept at its Specified Office in accordance with the Conditions and be made available by the Registrar to the Company and the Agent for inspection. The Register shall show the aggregate principal amount, serial numbers and dates of issue of Warrant Certificates, the names and addresses of the initial Holders thereof and the dates of all transfers to, and the names and addresses of, all subsequent Holders thereof, each Warrantholder’s portion of the Warrant Shares, all cancellations of Warrant Certificates and all replacements of Warrant Certificates.

5.2	Registration of Transfers in the Register

The Registrar shall receive requests for the transfer of Warrants in accordance with the Conditions and the Regulations and shall make the necessary entries in the Register.

5.3	Agent to Receive Requests for Transfers of Warrants

The Agent shall receive requests for the transfer of Warrants in accordance with the Conditions and the Regulations and assist, if required, in the issue of new Warrant Certificates to give effect to such transfers and, in particular, upon any such request being duly made, shall promptly notify the Registrar of:

(a)	the aggregate amount of the Warrants to be transferred;

(b)	the name(s) and address(es) to be entered on the Register of the Holder(s) of the new Warrant Certificate(s) to be issued, in order to give effect to such transfer; and

(c)	the place and manner of delivery of the new Warrant Certificate(s) to be delivered in respect of such transfer,

and shall forward the Warrant Certificate(s) relating to the Warrants to be transferred (with the relevant form(s) of transfer duly completed) to the Registrar with such notification.

5.4	Miscellaneous

Upon notification by the Company of receipt of service of demands, requests, instructions, orders, judgements or awards, the Registrar shall (to the extent required by law) forthwith make such entries in the Register to give effect to such demands, requests, instructions, orders, judgments or awards.

6.	REPLACEMENT WARRANT CERTIFICATES

6.1	Delivery of Replacements

Subject to receipt of replacement Global Warrant Certificates and/or Individual Warrant Certificates (as the case may be), the Registrar shall, upon and in accordance with the written instructions of the Company (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), complete, authenticate and deliver a Global Warrant Certificate or Individual Warrant Certificate which the Company has determined to issue as a replacement for any Global Warrant Certificate or Individual Warrant Certificate which has been mutilated or defaced or which has been or is alleged to have been destroyed, stolen or lost, provided that the Agent shall not deliver any Global Warrant Certificate or Individual Warrant Certificate as a replacement for any Global Warrant Certificate or Individual Warrant Certificate which has been mutilated or defaced otherwise than against surrender of the same and shall not issue any replacement Global Warrant Certificate or Individual Warrant Certificate until the applicant has furnished the Agent with such evidence and indemnity as the Company and/or the Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

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6.2	Replacements to be Numbered

Each replacement Global Warrant Certificate or Individual Warrant Certificate delivered hereunder shall bear a unique certificate number.

6.3	Cancellation and destruction

The Agent shall cancel and destroy each mutilated or defaced Global Warrant Certificate or Individual Warrant Certificate surrendered to it in respect of which a replacement has been delivered.

6.4	Notification

Upon written request therefor, the Agent shall notify the Company and the Registrar of the delivery by it of any replacement Global Warrant Certificate or Individual Warrant Certificate, specifying the certificate number thereof and the certificate number (if any and if known) of the Global Warrant Certificate or Individual Warrant Certificate which it replaces, and confirming (if such is the case) that the Global Warrant Certificate or Individual Warrant Certificate which it replaces has been cancelled and destroyed.

7.	EXERCISE OF WARRANTS AND DELIVERY OF WARRANT SHARES

7.1	Notice of Exercise

The Subscription Rights conferred by a Warrant may be exercised by the Warrantholder completing and duly executing a Notice of Exercise and lodging the relevant Warrant Certificate (with the Notice of Exercise attached) at the Specified Office of the Agent together with a remittance for the total Subscription Price of the Warrant Shares in respect of which Subscription Rights are to be exercised. The Agent may refuse to accept any Notice of Exercise which has not been correctly completed or executed or which is incomplete (as determined by the Agent in its discretion) but shall incur no liability for doing so.

No Notice of Exercise will be effective until the Notice of Exercise and the relevant Warrant Certificate have been received by the Agent and the applicable Subscription Price has been remitted to the Agent. Any Notice of Exercise, Warrant Certificate or payment received by the Agent on a day which is not a Business Day or after 3.30 pm in London on a Business Day, will be deemed effective on the next succeeding Business Day.

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7.2	Replacement Warrant Certificates

If any Global Warrant Certificate or Individual Warrant Certificate is presented or surrendered for exercise to the Agent and the Agent or the Registrar has delivered a replacement therefor or has been notified that the same has been replaced, the Agent shall forthwith notify the Company and the Registrar of such presentation or surrender and shall not request the Company to make delivery of any Warrant Shares against the same until it is so instructed by the Company.

7.3	Application by Agent

On the Business Day on which the Agent receives (or is deemed to receive) the documents and payment required under Clause 7.1 above, or, if the Notice of Exercise is conditional, on the Business Day on which the final condition thereunder is satisfied, or, in either case, on the immediately following Business Day, the Agent shall remit the Subscription Price to the Company, send a copy of the Notice of Exercise to the Company and request the Company to allot, issue to and register Warrant Shares in accordance with Condition 5 of the Warrant Instrument in the name of the Warrantholder or, as the case may be, any Affiliate of the Warrantholder, as nominated by the Warrantholder in the relevant Notice of Exercise.

7.4	Allotment of Warrant Shares

On receiving a request from the Agent, the Company shall cause the Warrant Shares to be allotted, issued and registered in the name of the Warrantholder (or its Affiliate) in accordance with Condition 5 of the Warrant Instrument and as notified by the Agent and shall notify the Agent of such allotment, issuance and registration promptly thereafter.

7.5	Cancellation of Warrant Certificates

The Agent shall cancel each Warrant Certificate against presentation and surrender of which the Company notifies the Agent that it has made delivery of Warrant Shares in full and the Agent shall deliver each Warrant Certificate so cancelled by it to, or to the order of, the Registrar.

7.6	Partial Exercise

If at any time and for any reason the Company makes a partial delivery of Warrant Shares in respect of the Global Warrant Certificate or any Individual Warrant Certificate presented for exercise to it, the Agent shall endorse thereon a statement indicating the amount and the date of such delivery. In addition, if, in respect of any Exercise Date, less than the full amount of any Warrant Shares due are delivered in respect of the Warrants, the Registrar will note on the Register a memorandum of the amount and date of any delivery of Warrant Shares then made and, if the Global Warrant Certificate or any Individual Warrant Certificate is presented for exercise in accordance with the Conditions and no delivery of Warrant Shares is then made, the date of such exercise.

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8.	[INTENTIONALLY LEFT BLANK]

9.	MISCELLANEOUS DUTIES OF THE AGENT

9.1	Warrants in issue

As soon as practicable after receiving a written request therefor, the Registrar shall notify the Company of the certificate numbers and amount of any Warrant Certificates against exercise of which delivery of Warrant Shares has been made and of the certificate numbers and amount of any Warrant Certificates (and the names and addresses of the Holders thereof) which have not yet been exercised.

9.2	Forwarding of Communications

Each Agent shall promptly forward to the Company a copy of any notice or communication addressed to the Company which is received by such Agent.

9.3	Maintenance of records

Each of the Agent and the Registrar shall maintain records of all documents received by it in connection with its duties hereunder and shall make such records available for inspection during their respective office hours by the Company and the Registrar or Agent (as the case may be) and, in particular the Registrar shall: (a) maintain a record of all Warrant Certificates delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss and replacement; and (b) make such records available for inspection at all reasonable times by the Company and the Agent.

9.4	Publication and Delivery of Notices

The Registrar shall, upon and in accordance with the written instructions of the Company, received at least ten (10) days before the proposed publication date, arrange for the publication and delivery of any notice which is to be given to the Warrantholders and shall supply a copy thereof to the Agent, and each Clearing System. Such publication will be at the expense of the Company.

9.5	Documents available for inspection

The Company shall provide to the Agent and the Registrar conformed copies of this Agreement and the Warrant Instrument (including the Conditions and the form of the Global Warrant Certificates and Individual Warrant Certificates).

Each of the Agent and the Registrar shall make available for inspection during normal business hours at its Specified Office the documents referred to above.

10.	TERMS OF APPOINTMENT

10.1	Rights and powers

Each of the Agent and the Registrar may, in connection with its services hereunder:

(a)
except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing on the Warrant Certificate relating to any Warrant by any person (other than a duly executed form of transfer) or any notice of any previous loss or theft thereof, treat the registered Holder of any Warrant as its absolute owner for all purposes and make payments thereon accordingly;

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(b)	assume that the terms of the Global Warrant Certificate and each Individual Warrant Certificate as issued are correct;

(c)	rely upon the terms of any notice, communication or other document believed by it to be genuine; and

(d)
engage the advice or services of any lawyers or other experts whose advice or services it considers necessary and rely upon any advice so obtained (whether or not limited by a monetary cap or otherwise) and such Agent and/or Registrar shall be protected and shall incur no liability as against the Company in respect of any action taken or not taken, or permitted to be taken or not taken, in accordance with such advice and in good faith.

10.2	Extent of Duties

Each of the Agent and the Registrar shall only be obliged to perform the duties set out in this Agreement and the Conditions and no implied duties or obligations shall be read into this Agreement or the Conditions in respect of the Agent or the Registrar. Neither the Agent nor the Registrar shall:

(a)	be under any fiduciary duty or other obligation towards or have any relationship of agency for or with any person other than the Company or any relationship of trust for or with any person;

(b)
be responsible for or liable in respect of the legality, validity or enforceability of the Warrants, Warrant Certificate or this Agreement (other than in respect of authentication of Warrant Certificates by it in accordance with this Agreement) or any act or omission of any other person (including, without limitation, with respect to the Agent, the Registrar, and with respect to the Registrar, the Agent); or

(c)
be liable to the Company or any other party to this Agreement for any consequential loss (being loss of business, goodwill, opportunity or profit) arising out of any breach by the Agent or the Registrar of any of its obligations under this Agreement even if advised of the possibility of such loss or damage.

10.3	Freedom to Transact

Each of the Agent and the Registrar may purchase, hold and dispose of Warrants and may enter into any transaction (including, without limitation, any depositary, trust or agency transaction) with any Holders of Warrants or with any other party hereto in the same manner as if it had not been appointed as the agent of the Company in relation to the Warrants and need not account for any profit.

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11.	CHANGES IN AGENT

11.1	Resignation

The Agent or the Registrar may resign its appointment upon not less than thirty (30) days’ notice to the Company (with a copy, in the case of the Agent, to the Registrar, and in the case of the Registrar, to the Agent), provided that:

(a)	if such resignation would otherwise take effect less than thirty (30) days before or after the exercise date of any Warrant, it shall not take effect until the thirtieth day following such date; and

(b)
such resignation shall not take effect until a successor has been duly appointed in accordance with Clause 11.4 (Additional and Successor Agent) or Clause 11.5 (Agent may Appoint Successors) and notice of such appointment has been given to the Warrantholders.

11.2	Revocation

The Company may revoke their appointment of the Agent or the Registrar by not less than thirty (30) days’ notice to the Agent or the Registrar (as applicable) (with a copy, in the case of the Agent to the Registrar, and in the case of the Registrar to the Agent), provided that such revocation shall not take effect until a successor has been duly appointed in accordance with Clause 11.4 (Additional and Successor Agent) or Clause 11.5 (Agent may Appoint Successors) and notice of such appointment has been given to the Warrantholders.

11.3	Automatic Termination

The appointment of the Agent and/or the Registrar shall terminate forthwith if: (a) such person becomes incapable of acting; (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such person; (c) such person admits in writing its insolvency or inability to pay its debts as they fall due; (d) an administrator or liquidator of such person or the whole or any part of the undertaking, assets and revenues of such person is appointed (or application for any such appointment is made); (e) such person takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness; (f) an order is made or an effective resolution is passed for the winding-up of such person; or (g) any event occurs in any jurisdiction which has an analogous effect to any of the foregoing. If the appointment of the Registrar or Agent is terminated in accordance with the preceding sentence, the Company shall forthwith appoint a successor in accordance with Clause 11.4 (Additional and Successor Agent).

11.4	Additional and Successor Agent

The Company may (with the approval of the Majority Warrantholders) appoint a successor registrar or agent and shall forthwith give notice of any such appointment to the continuing Agent or Registrar (as applicable), whereupon the Company, the continuing Agent or Registrar and the successor agent or registrar shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

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11.5	Agent may Appoint Successors

If the Registrar or the Agent gives notice of its resignation in accordance with Clause 11.1 (Resignation) and by the tenth day before the expiry of such notice a successor has not been duly appointed in accordance with Clause 11.4 (Additional and Successor Agent), the Registrar or (as the case may be) the Agent may itself, following such consultation with the Company as is practicable in the circumstances appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Company, the remaining Agent or Registrar and the Warrantholders, whereupon the Company, the remaining Agent or Registrar and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

11.6	Release

Upon any resignation or revocation taking effect under Clause 11.1 (Resignation) or 11.2 (Revocation) or any termination taking effect under Clause 11.3 (Automatic Termination), the relevant Agent or Registrar shall:

(a)
be released and discharged from (i) its obligations under this Agreement (save that it shall remain entitled to the benefit of and be subject to Clause 10 (Terms of Appointment) and Clause 11 (Changes in Agent)); and (ii) all liabilities relating to any successor;

(b)
in the case of the Registrar, deliver to the Company and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Registrar, of the records maintained by it in accordance with Clause 5.1 (Maintenance of the Register); and

(c)
forthwith transfer all Warrant Shares and papers (including any unissued Warrant Certificates held by it hereunder and any documents held by it pursuant to Clause 9.5 (Documents available for inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

11.7	Merger

Any legal entity into which the Agent or the Registrar is merged or converted or any legal entity resulting from any merger or conversion to which such Agent or Registrar is a party shall, to the extent permitted by applicable law, be the successor to such Agent or, as the case may be, the Registrar without any further formality, whereupon the Company, the continuing Agent or Registrar and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Company, the continuing Agent or the Registrar and the Warrantholders.

11.8	Changes in Specified Offices

If the Agent or the Registrar decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Company and the Majority Warrantholders has been obtained), it shall give notice to the Company (with a copy to the Agent or the Registrar, as the case may be) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than thirty (30) days after the date of such notice. The Company shall at its own expense not less than fourteen (14) days prior to the date on which such change is to take effect (unless the appointment of the relevant Agent or Registrar is to terminate pursuant to any of the foregoing provisions of this Clause 11 (Changes in Agent) on or prior to the date of such change) give notice thereof to the Warrantholders.

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12.	INDEMNITY

12.1	By the Company

The Company indemnifies each of the Agent and the Registrar against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, the costs of any lawyers or other experts and all properly incurred costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which it may incur or which anyone appointed by the Agent or the Registrar, or to whom any of its functions may be delegated by it in the carrying out of its functions hereunder, may incur, or which may be made against it arising out of or in relation to or in connection with its appointment or the exercise of its functions, except such as may result from its wilful default, gross negligence or fraud or that of its officers, employees, appointees or delegates. The indemnity set out in this Clause 12.1 shall survive the termination or expiry of this Agreement and the resignation or removal of any Agent or Registrar.

12.2
Notwithstanding any contrary provision of this Agreement, neither the Agent nor the Registrar shall in any event be liable for any special, indirect, punitive or consequential loss or damage of any kind (including but not limited to lost profits), whether or not foreseeable, and whether or not the Agent or the Registrar is aware of, or the Agent or the Registrar has been advised of, the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

13.	COMMISSIONS, FEES AND EXPENSES

13.1	Fees

The Company will pay to the Agent and the Registrar the commissions, fees and expenses in respect of the Agent’ and Registrar’s services (as applicable) as separately agreed with the Agent and the Registrar.

13.2	Costs

The Company will also on demand by the Agent or the Registrar pay or discharge all costs, charges, liabilities and expenses properly incurred by the Agent or the Registrar in the preparation and execution of this Agreement, and in the performance of their functions under this Agreement, including but not limited to legal and travelling expenses incurred by the Agent or the Registrar in the negotiation or execution of this Agreement.

The Company will also pay on demand all out-of-pocket expenses (including, but not limited to, legal, advertising and postage expenses) properly incurred by the Agent or the Registrar in connection with their services together with any applicable value added tax and stamp, issue, documentary or other taxes and duties.

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Neither the Agent nor the Registrar shall have any obligation to act if it reasonably believes it will incur costs for which it will not be reimbursed.

13.3	Payments and Interest

The Company will ensure that all the commissions, fees, costs, charges, liabilities and expenses incurred under this Clause 13 (Commission, Fees and Expenses), or otherwise, by the Agent or the Registrar are paid within thirty (30) days of receipt of a written demand. After such period any amounts owing by the Company to either the Agent or the Registrar will carry interest from the date of demand at the rate of two percent (2%) per annum over the base rate of a UK clearing bank (as selected by the Agent or the Registrar (as applicable) and notified to the Company).

13.4	No Withholding

All payments to be made by the Company under this Agreement shall be made free and clear of, and without any deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed under any applicable law by or within any relevant jurisdiction or any authority therein or thereof having the power to tax, unless such withholding or deduction is required by law. In such an event, the amount payable shall be increased to an amount which will result in the receipt by the Registrar and the Agent of such amount as would have been received by them had no such withholding or deduction been required.

14.	CURRENCY INDEMNITY

An amount received or recovered in a currency other than dollars (the “Contractual Currency”) (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction or in the winding-up or dissolution of the Company, or otherwise), by any of the Agent of the Registrar in respect of any sum expressed to be due to it from the Company, will only discharge the Company, to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Agreement, the Company will indemnify it against any loss sustained by it as a result. In any event, the Company will indemnify the recipient against the cost of making any such purchase.

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15.	NOTICES

15.1	Addresses for Notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

(a)	If to the Company, to it at:

Asia Time Corporation
Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong
Fax no.	+ 852 2310 0032
Attention:	Kwong Kai Shun/Michael Mak

(b)
If to the Agent or the Registrar, to it at the address or fax number specified against its name in Schedule 2 (or, in the case of an Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department therein specified; and

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

15.2	Delivery

Each communication and document to be made or delivered by one (1) party to another pursuant to this Agreement shall be deemed to have been delivered when despatched (in the case of any communication by facsimile) or (in the case of any communication made by letter) when left at the address or (as the case may be) ten days after being deposited in the post (postage pre-paid) in an envelope addressed to it at that address.

15.3	Notices to Warrantholders

Any notice required to be given to Warrantholders under this Agreement shall be given in accordance with the Conditions; provided, however, that, so long as the Warrants are represented by the Global Warrant Certificate, notices to Warrantholders shall be given in accordance with the terms of the Global Warrant Certificate.

15.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

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16.	LAW AND JURISDICTION

16.1	Governing Law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

16.2	English Courts

The Company irrevocably agrees that the courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) and accordingly submits to the exclusive jurisdiction of the English courts.

16.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

16.4	Rights of the Agent to take proceedings outside England

Clause 16.2 (English Courts) is for the benefit of the Agent and the Registrar only. As a result, nothing in this Clause prevents the Agent or the Registrar from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Agent and the Registrar may take concurrent Proceedings in any number of jurisdictions.

16.5	Service of process

The Company agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to The London Law Agency of 69 Southampton Row, London WC1B 4ET. If such person is not or ceases to be effectively appointed to accept service of process on behalf of the Company, the Company shall (i) promptly notify the Agent; and (ii) appoint a further person in England to accept service of process on its behalf and, failing such appointment within fifteen (15) days, the Agent shall be entitled to appoint such a person by written notice to the Company. Nothing in this paragraph shall affect the right of any party hereto to serve process in any other manner permitted by law. This Clause 16.5 (Service of process) applies to Proceedings in England and to Proceedings elsewhere.

16.6	Arbitration

The Company agrees that the Agent and/or the Registrar may elect by written notice to the Company that any Dispute shall be finally settled by arbitration in accordance with the Rules of the London Court of International Arbitration (the “LCIA”) as at present in force and as modified by this Clause 16.6 (Arbitration) (the “Rules”), which Rules shall be deemed incorporated in this Agreement. The number of arbitrators shall be three (3). The parties may nominate and the LCIA Court may appoint arbitrators from among the nationals of any country, whether or not a party is a national of that country. Each arbitrator appointed shall be an attorney experienced in international securities transactions. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

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17.	MODIFICATION

This Agreement may be amended by further agreement among the parties hereto and without the consent of the Warrantholders.

18.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one (1) and the same binding agreement between the parties.

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AS WITNESS the parties have caused their respective duly authorised representatives to execute this Agreement on the day and year first before written.

The Company

ASIA TIME CORPORATION

By:	/s/ Kwong Kai Shun
Name:	Kwong Kai Shun
Title:	CEO

The Registrar

THE BANK OF NEW YORK

By:	/s/ Terence Yeung
Name:	Terence Yeung
Title:	Vice President

The Agent

THE BANK OF NEW YORK, LONDON BRANCH

By:	/s/ Terence Yeung
Name:	Terence Yeung
Title:	Vice President

Signature Page To Warrant Agency Agreement

SCHEDULE 1

REGULATIONS CONCERNING TRANSFERS AND REGISTRATION OF WARRANTS

1.
Subject to paragraph 4 and paragraph 11 below, Warrants may be transferred by execution of the relevant form of transfer under the hand of the transferor or, where the transferor is a corporation, under its common seal or under the hand of two (2) of its officers duly authorised in writing. Where the form of transfer is executed by an attorney or, in the case of a corporation, under seal or under the hand of two (2) of its officers duly authorised in writing, a copy of the relevant power of attorney certified by a financial institution in good standing or a notary public or in such other manner as the Registrar may require or, as the case may be, copies certified in the manner aforesaid of the documents authorising such officers to sign and witness the affixing of the seal must be delivered with the form of transfer. In this Schedule, “transferor” shall, where the context permits or requires, include joint transferors and shall be construed accordingly.

2.
The Warrant Certificate issued in respect of the Warrants to be transferred must be surrendered for registration, together with the form of transfer (including any certification as to compliance with restrictions on transfer included in such form of transfer) endorsed thereon, duly completed and executed, at the Specified Office of the Registrar or the Agent, and together with such evidence as the Registrar or (as the case may be) the Agent may reasonably require to prove the title of the transferor and the authority of the persons who have executed the form of transfer. The signature of the person effecting a transfer of a Warrant shall conform to any list of duly authorised specimen signatures supplied by the Holder of such Warrant or be certified by a financial institution in good standing, notary public or in such other manner as the Registrar or the Agent may require.

4.
No Warrantholder may require the transfer of a Warrant to be registered following an Exercise Date in respect of such Warrant, except to the extent any unexercised Subscription Rights may be transferred (and in that case the transfer may be registered instead of or after issuance of a new Certificate showing the balance of such Warrantholder’s Share).

5.
No Warrantholder which has executed a form of Proxy in relation to a Meeting may require the transfer of a Warrant covered by such form of Proxy to be registered until the earlier of the conclusion of the Meeting and its adjournment for want of a quorum.

6.
The executors or administrators of a deceased Holder of a Warrant (not being one of several joint Holders) and, in the case of the death of one (1) or more of several joint Holders, the survivor or survivors of such joint Holders, shall be the only persons recognised by the Company as having any title to such Warrant.

7.
Any person becoming entitled to any Warrants in consequence of the death or bankruptcy of the Holder of such Warrants may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Registrar or the Agent may require (including legal opinions), become registered himself as the Holder of such Warrants or, subject to the provisions of these Regulations, the Warrants and the Conditions as to transfer, may transfer such Warrants. The Company, the Registrar and the Agent shall be at liberty to retain any amount payable upon the Warrants to which any person is so entitled until such person is so registered or duly transfers such Warrants.

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8.	Unless otherwise required by him and agreed by the Company and the Registrar, the Holder of any Warrants shall be entitled to receive only one Warrant Certificate in respect of his holding.

9.
The joint Holders of any Warrant shall be entitled to one (1) Warrant Certificate only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint Holder whose name appears first in the Register in respect of the joint holding.

10.
Where there is more than one (1) transferee (to hold other than as joint Holders), separate forms of transfer (obtainable from the Specified Office of the Registrar or the Agent) must be completed in respect of each new holding.

11.
A Holder of Warrants may transfer all or part only of his holding of Warrants, provided that both the amount of Warrants transferred and the amount of the balance not transferred are in integral multiples of 10,000. Where a Holder of Warrants has transferred part only of his holding of Warrants, a new Warrant Certificate in respect of the balance of such holding will be delivered to him.

12.
The Company, the Agent and the Registrar shall, save in the case of the issue of replacement Warrants pursuant to Condition 17 (Replacement Certificates), make no charge to the Holders for the registration of any holding of Warrants or any transfer thereof or for the issue of any Warrants or for the delivery thereof at the Specified Office of the Agent or the Registrar or by uninsured post to the address specified by the Holder, but such registration, transfer, issue or delivery shall be effected against such indemnity from the Holder or the transferee thereof as the Registrar or the Agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such registration, transfer, issue or delivery.

13.
Provided a transfer of a Warrant is duly made in accordance with all applicable requirements and restrictions upon transfer and the Warrant(s) transferred are presented to the Agent and/or the Registrar in accordance with the Warrant Agency Agreement and these Regulations, and subject to unforeseen circumstances beyond the control of the Agent or the Registrar arising, the Agent or the Registrar will, within five (5) business days of the request for transfer being duly made, deliver at its Specified Office to the transferee or despatch by registered post (at the request and risk of the transferee) to such address as the transferee entitled to the Warrants in relation to which such Warrant Certificate is issued may have specified, a Warrant Certificate in respect of which entries have been made in the Register, all formalities complied with and the name of the transferee completed on the Warrant Certificate by or on behalf of the Registrar. For the purposes of this paragraph, “business day” means a day on which commercial banks are open for business (including dealings in foreign currencies) in the cities in which the Registrar and (if applicable) the Agent have their respective Specified Offices.

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SCHEDULE 2

SPECIFIED OFFICES OF THE AGENT AND THE REGISTRAR

The Registrar

The Bank of New York

101 Barclay Street, New York
NY 10286, United States of America

Fax:	+1 212 815 5802/5803
Attention:	Global Corporate Trust

With a copy to:

The Bank of New York

Level 12, 3 Pacific Place
1 Queen’s Road East
Hong Kong

Fax:	852 2295 3283
Attention:	Corporate Trust

The Agent

The Bank of New York, London Branch

One Canada Square
London, E14 5AL, United Kingdom

Fax:	+44 20 7964 6369
Attention:	Global Corporate Trust

With a copy to:

The Bank of New York

Level 12, 3 Pacific Place
1 Queen’s Road East
Hong Kong

Fax:	852 2295 3283
Attention:	Corporate Trust

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